Exhibit 10.22

Date:	August 23, 2005

TO:	Andy Wyszkowski

From:	Alan Aldworth

Subject:	Discretionary bonus for GM contract

cc:	Todd Buchardt
Linda Longo-Kazanova
William Obemdorf
Gary Roubos

Andy, on behalf of the company and the Board, I would like to congratulate you on your conclusion of the new multi-year contract with General Motors. Concluding this agreement was of strategic importance to the company.

In recognition of this success and its importance to our long term strategic initiatives, and in recognition of your leadership role in its implementation, I am pleased to award you a $450,000 discretionary bonus. This bonus is contingent on your remaining voluntarily employed with the company through December 31, 2005, and it will be paid in March 2006 along with other ProQuest Company bonuses. In the very unlikely event that you should be disabled, die or be involuntary terminated, except for cause, prior to December 31,2005, this bonus will still be paid to you or to your estate in March 2006.

I am very appreciative of the level of effort and commitment that you have put into this initiative and into your work at ProQuest Business Solutions.

Congratulations, and I look forward to your ongoing success.

/s/ Alan Aldworth
Alan Aldworth
Chairman and Chief Executive Officer